Exhibit 99.1



Gasco
-------
Energy




For Immediate Release on Tuesday, May 15, 2007

                        GASCO ENERGY ANNOUNCES PROMOTIONS


DENVER - May 15, 2007 - (PRNewswire) - Gasco Energy (AMEX: GSX) today announced that its Board of Directors has approved the promotion of Ms. Peggy Herald to Vice President, Accounting and Administration. In addition, Keith Doss has been promoted to Controller.

Ms. Herald joined Gasco in 2002 as Controller, was later named Vice President and Controller and was appointed Chief Accounting Officer in June 2006, a position she continues in addition to her new duties as Vice President, Accounting and Administration. She has over 19 years of financial, accounting and reporting experience in the oil and gas industry. Prior to joining Gasco, she served as the Financial Reporting Manager for Hallwood Energy Corporation, where she managed the financial reporting process for several publicly traded oil and gas corporations and limited partnerships. She also worked in public accounting for five years at Deloitte & Touche LLP and KPMG LLP. Ms. Herald is a CPA and holds a Bachelor of Science in Accounting from Regis University.

Keith Doss brings over 20 years of public and private company experience in accounting and financial management including natural gas marketing, contract administration, project management, and systems design and analysis. Prior to joinng Gasco, Mr. Doss held various accounting and controller positons at energy industry companies including Western Gas Resources, Red Cedar Gathering Company, Southern Ute Indian Tribe, Ensign Oil and Gas and Burlington Resources, where he spent 10 years of his career. He is a CPA and holds a Master of Science and Bachelor of Science both in Accounting from The University of North Texas.

Commenting on today's promotions, King Grant, Gasco's Chief Financial Officer said: "As a public company, it is important to practice the highest standards of internal financial and reporting procedures. Peggy and Keith lead a strong team with broad industry experience and skill sets that will allow us to continue to meet or exceed best-in-practice procedures that we have in place. We are fortunate to be able to attract and retain talented financial and technical staff in a time when qualified personnel are in especially high demand."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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